Exhibit 99.1

GREAT PLAINS ENERGY REPORTS
FIRST QUARTER RESULTS FOR 2009

Earnings In-line with Company Expectations;
Reaffirms 2009 Earnings Guidance

Kansas City, Mo. (May 11, 2009) — Great Plains Energy (NYSE: GXP) today announced first quarter 2009 earnings of $21.3 million or $0.18 per share of common stock outstanding, compared with first quarter 2008 earnings of $47.1 million or $0.55 per share.  First quarter 2009 results included a $16.0 million or $0.13 per share tax benefit from a 2003-04 tax audit settlement at KCP&L Greater Missouri Operations Company (“GMO”), formerly Aquila, which Great Plains Energy acquired on July 14, 2008.  First quarter earnings were in-line with expectations, therefore, the Company reaffirms its earnings guidance range for 2009 of $1.10 to $1.40 per share.

GREAT PLAINS ENERGY
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)
			Earnings per Great
	Earnings		Plains Energy Share
	2009	2008	2009	2008
	(millions)
Electric Utility	$7.4	$17.0	$0.06	$0.20
Other	14.3	(22.4)	0.12	(0.27)
Income (loss) from continuing operations	21.7	(5.4)	0.18	(0.07)
Strategic Energy discontinued operations	-	52.9	-	0.62
Net income	21.7	47.5	0.18	0.55
Preferred dividends	(0.4)	(0.4)	-	-
Earnings available for common shareholders	$21.3	$47.1	$0.18	$0.55

Key drivers behind first quarter 2009 earnings compared to 2008 were:

•	Decreased Electric Utility segment earnings of $9.6 million due to lower retail and wholesale revenue.

•	Decreased purchased power expense of $6.4 million and a $6.0 million increase in the equity component of AFUDC at Kansas City Power & Light Company (“KCP&L”).

•
Increased Other segment earnings primarily as a result of GMO’s non-utility operations’ positive earnings contribution of $17.2 million, including a $16.0 million or $0.13 per share tax benefit from a 2003-04 tax audit settlement.

•	Increased number of shares outstanding primarily from the GMO transaction resulted in $0.07 per share dilution.

In addition, first quarter 2008 earnings included a loss of $13.7 million or $0.16 per share from the mark-to-market impact of interest rate hedges and earnings of $52.9 million or $0.62 per share from the discontinued operations of Strategic Energy.  Great Plains Energy sold Strategic Energy in June 2008.

Additional segment detail on the quarter is provided in the segment discussions below.

”We have had several noteworthy achievements so far in 2009,” commented Mike Chesser, Chairman and CEO.  “We successfully brought Iatan 1 back on-line and the unit’s new Air Quality Control System completed its in-service testing, allowing it to be included in our current rate cases.  Though Iatan was down during the entire first quarter, the performance of KCP&L’s remaining fossil fleet was much improved over the first quarter last year.  Finally, we were very pleased to announce that we achieved settlements in all of our Missouri rate cases.”

“We continue to move forward to implement the initiatives that will shape our success in the years ahead,” continued Chesser.  “We believe these positive steps position us to weather the current downturn in the economy and emerge stronger as markets begin to recover.”

The average number of common shares outstanding for the quarter increased to 119.2 million shares compared with 85.9 million shares for the first quarter of 2008, primarily as a result of the issuance of 32.2 million shares of Great Plains Energy common stock in connection with the GMO acquisition.  This caused $0.07 per share of dilution in the quarter.  In addition, the Company issued 3.8 million common shares through its Sales Agency Financing for Equity (“SAFE”) program, which had a dilutive impact of less than $0.01 per share in the 2009 quarter.

Great Plains Energy provides in its earnings releases financial information in accordance with GAAP.  In prior quarters, the Company also provided “core” earnings, a non-GAAP measure that excluded the effects of discontinued operations, certain unusual items and mark-to-market gains and losses on energy contracts.  The Company believes that in prior periods core earnings provided a meaningful indicator of results that was comparable among periods because it excluded the effects of those items.  Given that the financial statement impacts of Strategic Energy ceased at the end of last year, effective as of this quarter the Company will no longer provide core earnings.

First Quarter Electric Utility Segment
The Electric Utility segment consists of KCP&L and GMO’s regulated utility operations.  Quarterly earnings for the Electric Utility segment were $7.4 million or $0.06 per share compared to $17.0 million or $0.20 per share in 2008.  KCP&L’s 2009 earnings of $8.4 million or $0.07 per common share declined approximately 50% year-over-year.  GMO’s utility operations contributed a loss of

$1.0 million or $0.01 per share.  The Electric Utility segment results also reflect additional shares outstanding, causing segment dilution of $0.03 per share for the quarter.

Electric Utility Segment
Three months ended 3/31/09
(in millions except per share amounts)

	2009	2009	2009	2008
	Electric Utility	GMO	KCP&L	KCP&L

Revenues	$419.2	$141.7	$277.5	$297.6
Earnings	$7.4	$(1.0)	$8.4	$17.0
EPS	$0.06	$(0.01)	$0.07	$0.20

KCP&L’s first quarter revenue decreased 7%, or $20.1 million, compared to the prior year period primarily as a result of a $15.8 million or 37% decline in wholesale revenue.  The decline in wholesale revenue was driven by average wholesale prices that were 33% below the same period in 2008 and an 18% decrease in MWh sales due primarily to the Iatan 1 outage, which was extended through the end of the quarter.  Iatan 1 came back on-line in early April and the unit’s new Air Quality Control System successfully completed its in-service testing on April 19, 2009.

KCP&L’s retail revenue declined 2%, or $4.1 million, in the 2009 quarter compared to last year.  This was due primarily to unfavorable weather, with Heating Degree Days 14% lower than in the 2008 quarter.  KCP&L’s quarterly retail MWh sales declined 4% compared to 2008; on a weather-normalized basis, quarterly retail MWh sales declined 0.8%.  However, this decline was offset by higher average pricing at the lower usage levels.

Positive factors in the quarter for KCP&L include:
o	The equity component of AFUDC grew $6.0 million over 2008 as the Company continued to progress on the Iatan 1 and Iatan 2 construction projects; and
o
Purchased power expense decreased $6.4 million from 2008 as a result of a 46% decrease in the average price per MWh purchased due to lower natural gas prices.  This effect more than offset the 8% increase in MWh purchases resulting from the continued Iatan 1 outage in the first quarter.

The Iatan 1 outage caused KCP&L’s coal plant equivalent availability and capacity factors for the first quarter 2009 to decline to 61% and 56%, respectively, compared to 72% and 68%, respectively, last year.  In the first quarter of 2008, coal plant equivalent availability and capacity factors were impacted by unplanned outages resulting in lower than historical performance levels.

Excluding Iatan 1, KCP&L’s coal plant equivalent availability and capacity in the first quarter of 2009 were 75% and 69%, respectively, compared to 67% and 63% in the 2008 quarter.  The Wolf Creek nuclear unit had 100% equivalent availability and capacity factors for the 2009 first quarter, after operating at equivalent availability and capacity factors of 79% and 79%, respectively, in the first quarter 2008 as a result of a planned refueling outage.

The restart of GMO’s Sibley 3 unit after a planned outage to complete environmental upgrades resulted in overall equivalent availability and capacity factors for GMO of 72% and 63%, respectively, in the first quarter.  The outage began in late October 2008 and the unit returned to service in mid-February.

Other Segment
Results for the Other segment primarily include unallocated corporate charges and GMO non-regulated operations.  Comparative results for the first quarter are shown in the table below:

EARNINGS
“Other” Segment
Three months ended 3/31/09
(in millions except per share amounts)

	2009	2008
Earnings	$13.9	$(22.8)
EPS	$0.12	$(0.27)

The increased 2009 quarterly earnings are primarily the result of a $16.0 million tax benefit from the GMO 2003-2004 federal tax audit settlement.  2008 earnings also included mark-to-market losses of $13.7 million for forward starting swaps and $7.8 million of GMO transition costs.  Positively impacting the 2008 quarter was a $3.4 million release of an accrued legal liability.  Additional shares outstanding also caused dilution of $0.04 per share for the quarter.

Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 8:00 a.m. ET Tuesday, May 12, 2009, to review the Company’s first quarter 2009 financial results and business outlook.

A live audio webcast of the conference call, presentation slides, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com.

The conference call can be accessed by dialing 877-791-9323 (U.S./Canada) or 706-758-1332 (international) five to ten minutes prior to the scheduled start time.  The confirmation code is 96114208.  The call will also be webcast and can be accessed in a listen-only mode on Great Plains Energy’s website at www.greatplainsenergy.com.

A replay and transcript of the call will be available later in the day by accessing the investor section of the company’s website.  A replay of the conference call will also be available for one week following the call by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international).  The confirmation code is 96114208.

The presentation may include certain non-GAAP financial measures.  In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on Great Plain's investor relations website at: www.greatplainsenergy.com.

About The Companies:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest.  Kansas City Power & Light and KCP&L Greater Missouri Operations use KCP&L as a brand name.  More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

###

FORWARD-LOOKING STATEMENTS

Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made.  Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of the Comprehensive Energy Plan and other matters affecting future operations.  In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information.  These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs, including, but not limited to, possible further deterioration in economic conditions and the timing and extent of any economic recovery; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, KCP&L and GMO; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates KCP&L and GMO can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of additional generating capacity and environmental projects; nuclear operations; workforce risks, including, but not limited to, retirement compensation and benefits costs; the ability to successfully integrate KCP&L and GMO operations and the timing and amount of resulting synergy savings; and other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all factors.  Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made.  Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Ellen Fairchild, director investor relations, 816-556-2083,
ellen.fairchild@kcpl.com

Media: Katie McDonald, manager external communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A

GREAT PLAINS ENERGY
Consolidated Statements of Income
(Unaudited)

Three Months Ended March 31	2009	2008
Operating Revenues	(millions, except per share amounts)
Electric revenues	$419.2	$297.6
Operating Expenses
Fuel	87.6	54.7
Purchased power	57.2	30.8
Utility operating expenses	109.0	74.0
Maintenance	37.9	30.2
Depreciation and amortization	69.0	50.2
General taxes	34.7	29.7
Other	2.9	8.9
Total	398.3	278.5
Operating income	20.9	19.1
Non-operating income	12.8	9.1
Non-operating expenses	(0.9)	(1.1)
Interest charges	(37.3)	(41.6)
Loss from continuing operations before income tax benefit
and loss from equity investments	(4.5)	(14.5)
Income tax benefit	26.3	9.5
Loss from equity investments, net of income taxes	(0.1)	(0.4)
Income (loss) from continuing operations	21.7	(5.4)
Income from discontinued operations, net of income taxes	-	52.9
Net income	21.7	47.5
Preferred stock dividend requirements	0.4	0.4
Earnings available for common shareholders	$21.3	$47.1

Average number of basic common shares outstanding	119.2	85.9

Basic and diluted earnings (loss) per common share
Continuing operations	$0.18	$(0.07)
Discontinued operations	-	0.62
Basic and diluted earnings per common share	$0.18	$0.55

Cash dividends per common share	$0.2075	$0.415

Attachment B

GREAT PLAINS ENERGY
Summary Income Statement by Segment
Three Months Ended March 31, 2009
(Unaudited)

	Consolidated	Electric
	GPE	Utility	Other
	(millions)
Operating revenues	$419.2	$419.2	$-
Fuel	(87.6)	(87.6)	-
Purchased power	(57.2)	(57.2)	-
Other operating expenses	(184.5)	(181.2)	(3.3)
Depreciation and amortization	(69.0)	(69.0)	-
Operating income (loss)	20.9	24.2	(3.3)
Non-operating income and expenses	11.9	11.7	0.2
Interest charges	(37.3)	(34.3)	(3.0)
Income tax benefit	26.3	5.8	20.5
Loss from equity investments	(0.1)	-	(0.1)
Net income	21.7	7.4	14.3
Preferred stock dividend requirements	(0.4)	-	(0.4)
Earnings available for common shareholders	$21.3	$7.4	$13.9

Earnings per GPE common share	$0.18	$0.06	$0.12

Attachment C

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2009	2008
ASSETS	(millions, except share amounts)
Current Assets
Cash and cash equivalents	$83.3	$61.1
Funds on deposit	7.8	10.8
Receivables, net	186.8	242.3
Fuel inventories, at average cost	90.5	87.0
Materials and supplies, at average cost	106.0	99.3
Deferred refueling outage costs	10.1	12.4
Refundable income taxes	29.5	26.0
Deferred income taxes	32.0	28.6
Assets held for sale	16.8	16.3
Derivative instruments	1.5	4.8
Prepaid expenses	18.2	15.2
Total	582.5	603.8
Nonutility Property and Investments
Affordable housing limited partnerships	13.7	13.9
Nuclear decommissioning trust fund	93.8	96.9
Other	40.8	41.1
Total	148.3	151.9
Utility Plant, at Original Cost
Electric	8,138.7	7,940.8
Less-accumulated depreciation	3,639.4	3,582.5
Net utility plant in service	4,499.3	4,358.3
Construction work in progress	1,706.8	1,659.1
Nuclear fuel, net of amortization of $115.2 and $110.8	76.6	63.9
Total	6,282.7	6,081.3
Deferred Charges and Other Assets
Regulatory assets	834.7	824.8
Goodwill	169.5	156.0
Derivative instruments	6.3	13.0
Other	40.1	38.5
Total	1,050.6	1,032.3
Total	$8,064.1	$7,869.3

Attachment C Continued

GREAT PLAINS ENERGY
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31
	2009	2008
LIABILITIES AND CAPITALIZATION	(millions, except share amounts)
Current Liabilities
Notes payable	$285.6	$204.0
Commercial paper	208.6	380.2
Current maturities of long-term debt	70.5	70.7
Accounts payable	342.9	418.0
Accrued taxes	50.0	27.7
Accrued interest	67.1	72.4
Accrued compensation and benefits	33.6	29.7
Pension and post-retirement liability	4.7	4.7
Derivative instruments	0.4	86.2
Other	35.7	43.8
Total	1,099.1	1,337.4
Deferred Credits and Other Liabilities
Deferred income taxes	364.7	387.1
Deferred tax credits	113.0	105.5
Asset retirement obligations	126.3	124.3
Pension and post-retirement liability	452.6	445.6
Regulatory liabilities	206.3	209.4
Other	115.6	112.8
Total	1,378.5	1,384.7
Capitalization
Great Plains Energy common shareholders' equity
Common stock-150,000,000 shares authorized without par value
123,391,421 and 119,375,923 shares issued, stated value	2,172.9	2,118.4
Retained earnings	485.8	489.3
Treasury stock-236,695 and 120,677 shares, at cost	(6.2)	(3.6)
Accumulated other comprehensive loss	(52.7)	(53.5)
Total	2,599.8	2,550.6
Noncontrolling interest	1.0	1.0
Total common shareholders' equity	2,600.8	2,551.6
Cumulative preferred stock $100 par value
3.80% - 100,000 shares issued	10.0	10.0
4.50% - 100,000 shares issued	10.0	10.0
4.20% - 70,000 shares issued	7.0	7.0
4.35% - 120,000 shares issued	12.0	12.0
Total	39.0	39.0
Long-term debt	2,946.7	2,556.6
Total	5,586.5	5,147.2
Commitments and Contingencies
Total	$8,064.1	$7,869.3

Attachment D

Three Months Ended March 31	2009	2008
Retail revenues (millions)	$377.3	$248.7
Wholesale revenues (millions)	$28.7	$43.1
Average non-firm wholesale price per MWh	$30.96	$46.25
Wholesale MWh sales (thousands)	813	943
Heating degree days	2,548	2,949
KCP&L equivalent availability - coal plants	61%	72%
KCP&L capacity factor - coal plants	56%	68%
GMO equivalent availability - coal plants	72%	N/A
GMO capacity factor - coal plants	63%	N/A
Equivalent availability - nuclear	100%	79%
Capacity factor - nuclear	100%	79%